Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

Financial Institutions, Inc. Announces Quarterly Cash Dividend

WARSAW, N.Y. – May 23, 2018 – Financial Institutions, Inc. (the “Company”) (NASDAQ: FISI) announced today that its Board of Directors has approved a quarterly cash dividend of $0.24 per outstanding common share. The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock. All dividends are payable July 2, 2018, to shareholders of record on June 14, 2018.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon, LLC (“SDN”) and Courier Capital, LLC (“Courier Capital”). Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

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For additional information contact:
Shelly J. Doran,
Director — Investor and External Relations
(585) 627-1362 or SJDoran@five-starbank.com